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                                                                       Exhibit 5

                          [McGuireWoods LLP Letterhead]

                                                                   April 8, 2003

Board of Directors
Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

         We have acted as counsel to Cornerstone Realty Income Trust, Inc, a Virginia corporation (the "Company"), in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"), to which this opinion is an exhibit. The Registration Statement pertains to the registration under the Securities Act of 1933, as amended (the "Act"), of (i) 5,618,284 common shares, no par value, of the Company (the "Common Shares"), and (ii) 606,488 Series B convertible preferred shares, no par value, of the Company (the "Series B Shares" and together with the Common Shares, the "Shares"). The Shares are to be registered in connection with an Agreement and Plan of Merger, date as of February 19, 2003, among the Company, Cornerstone Merger Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of the Company, and Merry Land Properties, Inc., a Georgia corporation (the "Merger Agreement").

         We have reviewed originals or copies of (i) the Amended and Restated Articles of Incorporation (as amended), the form of Articles of Amendment to the Amended and Restated Articles of Incorporation designating the Series B Shares (the "Articles of Amendment"), Bylaws and other corporate documents of the Company, (ii) the Merger Agreement, and (iii) the Registration Statement. In addition, we have reviewed such other documents and have made such legal and factual inquiries, as we have deemed necessary or advisable for purposes of rendering the opinions set forth below. Where we have considered it appropriate, as to certain facts, we have relied, without investigation or analysis of any underlying data contained therein, upon representations of officers or other appropriate representatives of the Company.

         Based on and subject to the foregoing and the further limitations and qualifications hereinafter expressed, we are of the opinion that, upon the issuance by the Virginia State Corporation Commission of a Certificate of Amendment with respect to the Articles of Amendment and when the Shares have been issued as described in the Registration Statement and pursuant to the Merger Agreement, the Shares will be legally issued, fully paid and nonassessable.

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Cornerstone Realty Income Trust, Inc.
April 8, 2003
Page 2 of 2

         Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

                                                     Very truly yours,

                                                     /s/ McGuireWoods LLP